EXHIBIT 11

DBA Systems, Inc. and Subsidiaries

COMPUTATION OF EARNINGS PER SHARE
(In Thousands, Except Per Share Information)


                                                   		Year Ended June 30,
	                                                1995      	1994      	1995
                                                 ----       ----       ----
Net income (A)                                		$1,502   	$   837    	$2,209
Interest on convertible debentures
   net of tax effect			                                                  238
Amortization of registration costs incurred
 in the issuance of convertible debentures
 net of tax effect		           	                                           5
                                                 -----      -----      -----
Adjusted net income (B)		                       $1,502    	$  837    	$2,452
                                                 =====      =====      =====
Weighted average shares outstanding 		           4,385     	4,130     	3,826
Incremental shares-stock options		                  75	        80	        60
                                                 -----      -----      -----
Subtotal   (C)	                                 	4,460     	4,210     	3,886
Incremental shares-stock options		                  20
Assumed conversion of convertible debentures		           	               473
                                                 -----      -----      -----
Total (D)		                                      4,480     	4,210     	4,359
                                                 =====      =====      =====
Primary earnings per share:
Net Income (A/C) 	                               	$.34      	$.20      	$.57
                                                 =====      =====      =====
Fully diluted earnings per share:
Net income (B/D)	                                	$.34      	$.20      	$.56
                                                 =====      =====      =====

See accompanying Notes to Consolidated Financial Statements